SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of Report: August 30, 2002

                                TRUDY CORPORATION
                                 353 Main Avenue
                           Norwalk, Connecticut 06851

                           Commission File No. 0-16056
                      Incorporated in the State of Delaware
                      Federal Identification No. 06-1007765

                            Telephone: (203) 846-2274
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Item 2.  Acquisition or Disposition of Assets.
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On August 20, 2002, the Registrant, Studio Mouse, LLC ("Studio Mouse"), Chart
Studio Publishing (Pty.) LTD ("Chart Studio") and Ashley C. Andersen ("Andersen"), President of Studio Mouse and a Director of the Registrant, executed a Memorandum of Understanding (the "MOU"), a copy of which is attached hereto as an Exhibit, providing for the restructuring of the ownership of Studio Mouse. Under the terms of the MOU, the Registrant has increased its ownership of Studio Mouse from 45% to 95%. Andersen continues to hold 5% of Studio Mouse. In consideration of the Registrant's increase in ownership, Chart Studio shall be paid for design services rendered to Studio Mouse at cost and shall be repaid by September 30, 2002 for all other expenses incurred by it on behalf of Studio Mouse, amounting to approximately $125,000. Furthermore, a long-term loan has been established in the amount of approximately $420,000, owing from Studio Mouse to Chart Studio. The amount of consideration for the increase in ownership was negotiated among and mutually agreed to by the parties.

Over the next 24 months, Chart Studio may reapply to the Reserve Bank of South Africa for approval of the acquisition by it of 50% of the equity of Studio Mouse. Upon approval and satisfaction of certain other conditions, Chart Studio may exercise an option to purchase such 50% in consideration of the payment of $25,000 to Studio Mouse and cancellation of the long-term debt.

If Chart Studio does not exercise such option by the end of 24 months, the amount of the long term loan shall be replaced with an amount to be determined in accordance with a formula agreed to by the parties. Such revised long-term loan shall be payable by Studio Mouse to Chart Studio by August 20, 2007.

It is envisioned that the financial obligations of Studio Mouse to Chart Studio under the MOU shall be satisfied from Studio Mouse's operations.

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

(a)      Financial Statements of Businesses Acquired.

         To be filed by amendment to this Form 8-K within sixty (60) days after this Form 8-K must be filed.

(c)      Exhibits.

         1.       Press release of the Registrant, dated August 23, 2002.

         2.       Memorandum of Understanding, dated August 20, 2002.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TRUDY CORPORATION

Date: August 30, 2002                  BY /s/ WILLIAM W. BURNHAM
                                          --------------------------------------
                                          William W, Burnham, Chairman and
                                          Chief Executive Officer